Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Spherix Incorporated (the “Company”) on Amendment No. 1 of Form S-3 (File No. 333-195346) of our report dated March 31, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Spherix Incorporated and Subsidiaries as of December 31, 2013 and for the year then ended appearing in the Annual Report on Form 10-K of Spherix Incorporated for the year ended December 31, 2013. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
May 7, 2014